Exhibit 10.11

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (“Second Amendment”) is entered into this 17th day of March 2017, by and between Armstrong Energy, Inc. and its subsidiaries (“Employer”), 7733 Forsyth Boulevard, Suite 1625, St. Louis, Missouri 63105 and Jeffrey F. Winnick (“Winnick”), 685 Marshall Avenue, St. Louis, Missouri 63119. Employer and Winnick are sometimes referred to collectively herein as the “Parties.”

WHEREAS, the Parties entered into that certain Employment Agreement dated September 1, 2015, which was subsequently amended by the First Amendment to Employment Agreement dated April 22, 2016 (collectively the “Agreement”); and

WHEREAS, the Parties desire to further amend the Agreement to clarify certain conditions arising from a non-renewal of the Agreement within twelve (12) months of an event constituting a Change in Control under Section 5.2 of the Agreement, that such non-renewal under Section 5.2 invokes the Separation Package provisions of Section 6.2 of the Agreement, and to further define Good Reason under Section 5.4 of the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the Parties hereto agree as follows:

1.Capitalized terms not defined in this Second Amendment shall have the meanings set forth in the Agreement.

2.The first sentence of Section 5.2 of the Agreement is hereby amended and conformed solely to add the following thereto: “or if Employer or an acquiring entity fails to renew this Agreement within twelve (12) months of an event constituting a Change in Control.” For illustrative purposes, the first sentence of Section 5.2 of the Agreement shall read in its entirety as follows (with the text of the foregoing amendment in italicized font):

5.2    Change in Control.    Upon the occurrence of a “Change in Control,” provided Winnick’s employment with Employer or an acquiring entity is terminated, other than for Cause, within twelve (12) months of an event constituting a Change in Control, or if Employer or an acquiring entity fails to renew this Agreement within twelve (12) months of an event constituting a Change in Control.
3.The final sentence of Section 5.4 of the Agreement is hereby amended and conformed to add designation numerals “(i)” and “(ii)”, and to add the following thereto: “or Winnick is required to change his regular work location to a location that is more than 75 miles from his regular work location prior to such change.” For illustrative purposes, the final sentence of Section 5.4 shall read in its entirety as follows (with the text of the foregoing amendment in italicized font):

As used herein, “Good Reason” shall mean (i) a material demotion or reduction, without Winnick’s consent, in Winnick’s duties or compensation; or (ii) Winnick is required to change his regular work location to a location that is more than 75 miles from his regular work location prior to such change.

4.The first sentence of Section 6.2 of the Agreement is hereby amended solely to add the phrase “or non-renewal”. For illustrative purposes, the first sentence of Section 6.2 shall read in its entirety as follows (with the text of the foregoing amendment in italicized font):

6.2    Without Cause; For Good Reason; Change in Control. In the event Employer terminates Winnick’s employment without Cause, Winnick terminates his employment for Good Reason, or in the event of a termination or non-renewal under Section 5.2 due to a Change in Control, Employer shall:

5.All other terms and conditions of the Agreement not expressly amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed and delivered by an authorized representative of the Company and by Winnick as of the date first above written.

ARMSTRONG ENERGY, INC.

/s/ Martin D. Wilson
Martin D. Wilson, President and Chief Executive Officer

/s/ Jeffrey F. Winnick
Jeffrey F. Winnick

1